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[LETTERHEAD OF THAV, GROSS, STEINWAY & BENNETT]

                                   May 5, 2000

Galaxy Industries Corporation
c/o Precision Partners, Inc.
5605 N. MacArthur Boulevard, Suite 760
Irving, Texas  75038

                  Re:      Guarantee of $100,000,000 12% Senior Subordinated
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                           Notes due 2009 OF Precision Partners, Inc.
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Ladies and Gentlemen:

                  As local counsel to Galaxy Industries Corporation, a Michigan corporation (the "Company") we are furnishing this opinion in connection with the proposed issuance and exchange of up to $100,000,000 aggregate principal amount of 12% Senior Subordinated Notes due 2009 (the "New Notes") of Precision Partners, Inc., the Company's parent ("Precision"), for an equal principal amount of Precision's 12% Senior Subordinated Notes due 2009 outstanding on the date hereof (the "Old Notes"), to be issued pursuant to the Indenture dated as of March 19, 1999 (as amended by the First Supplemental Indenture thereto, dated October 15, 1999, and the Second Supplemental Indenture thereto, dated October 29, 1999, the "Indenture"), by and among Precision, as issuer, the Company and the other Subsidiary Guarantors named therein, as guarantors, and The Bank of New York, as trustee (the "Trustee"). The Old Notes are, and the New Notes will be, guaranteed (each a "Subsidiary Guarantee") on a joint and several basis by the Company and each of the other Subsidiary Guarantors.

                  In so acting, we have examined the following documents received from the Company: Unanimous Written Consent Action of the Board of Directors of Galaxy Industries Corporation, Officer's Certificate in Support of Legal Opinion - Galaxy Industries Corporation(1), Officer's Certificate in Support of Legal Opinion - Precision Partners, Inc., and the Subsidiary Guarantee. We have relied upon the accuracy of such documents as of the date and time this opinion is tendered to the designated recipient and have assumed the completeness of such documents, as well as the genuineness of the signatures, authenticity of the documents and the conformity of such documents to originals of all documents purporting to be copies, as well as the delivery of such documents. We have also assumed that: (i) the Subsidiary Guarantee, the New Notes, Old Notes and the Indenture, and all related instruments and documents do not contain within such documents an express or implied requirement or representation that the entry into such documents be approved by the stockholders of the Company; (ii) the Unanimous Written Consent Action of the Board of Directors of Galaxy Industries Corporation, a copy of which is atttached hereto as Exhibit "A," has not been rescinded or modified since such date; and (iii) that the Bylaws and Articles of Incorporation of the Company have not been amended or otherwise modified since March 30, 2000.

                  Based upon the foregoing, we are of the opinion that the Subsidiary Guarantee has been duly authorized, executed and delivered by the Company.

                  The opinions expressed herein are limited to the laws of the State of Michigan, as currently in effect.

                  We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement on Form S-4 filed by the Company to register its Subsidiary Guarantee of the New Notes under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                Very truly yours,



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(1) The Unanimous Written Consent Action of the Board of Directors of Galaxy
    Industries Corporation and the Subsidiary Guarantee are attached as exhibits to the Officer's Certificate in Support of Legal Opinion - Galaxy Industries Corporation.